                                                                      EXHIBIT 99

Press Release
-For Immediate Release-

                    SECURITY CAPITAL ATLANTIC INCORPORATED
                                   Announces
                       12.82% Increase in First-Quarter
                        Funds from Operations Per Share

     April 28, 1997 -- Security Capital Atlantic Incorporated (ATLANTIC) (New York Stock Exchange Symbol: SCA) reported that for the first quarter ended March 31, 1997, ATLANTIC generated Funds From Operations (FFO) of $16,490,000 or $0.44 per share, compared to $10,750,000 or $0.39 per share for the same quarter of 1996, representing an increase in FFO per share of 12.82%. Total revenues for the first quarter of 1997 were $39,937,000, compared to $30,875,000 for the same quarter of 1996. (The 1996 results have been restated on a pro forma basis for the spin-off of ATLANTIC's Homestead Village(R) assets as if the transaction had occurred on January 1, 1996.)

     Constance B. Moore, Co-Chairman and Chief Operating Officer, attributed the quarter's strong performance to development communities currently in lease-up, representing a total investment of $168.4 million. ATLANTIC's developments are leasing at rents 3.02% higher than budget and in line with budgeted absorption schedules. In addition, four of ATLANTIC's completed developments achieved stabilization within the last six months. Development generated 29% of ATLANTIC's 12.82% increase in FFO. Acquisition activities and the implementation of ATLANTIC's value-added operating systems generated 39% of the FFO growth. The remaining 32% of FFO growth was produced by a 5.72% increase in net operating income (NOI), as adjusted, for ATLANTIC's same-store portfolio.

     James C. Potts, Co-Chairman and Chief Investment Officer, said ATLANTIC's research-driven development program is expected to be the key driver of future growth. "We are focused on development because it allows ATLANTIC to build carefully designed multifamily product in selected high-growth submarkets identified by our research team. The diversity of ATLANTIC's 12-state target market, along with our development capabilities, should not only provide ATLANTIC with sustainable long-term cash flow growth, but should allow us to strategically deploy capital in markets that exhibit the strongest long-term fundamentals."

     By the end of the fourth quarter of 1996, the Atlanta market was experiencing a short-term oversupply of product, primarily in the upper-middle-income segment of the market, creating significant competition for the upper-middle-income resident. "Our research indicates that the fundamental demand characteristics in Atlanta continue to remain strong, and we expect the temporary oversupply of multifamily communities to be absorbed by the end of the year." Mr. Potts emphasized that ATLANTIC's development pipeline is diversified throughout nine target market cities, with no single market representing more than 20% of ATLANTIC's development capital.

     During the first quarter of 1997, ATLANTIC commenced construction on $42.9 million of multifamily communities, representing 668 units, bringing total developments under construction as of March 31, 1997, to $335.6 million, or 5,395 units. As these communities are completed and achieve stabilization, they are expected to contribute significantly to FFO growth in 1997 and beyond. While development is ATLANTIC's primary focus, the company will continue to opportunistically acquire existing multifamily communities. Mr. Potts said that ATLANTIC is seeing fewer acquisition opportunities that meet ATLANTIC's long-term investment objectives at attractive returns. "However, we will continue to pursue acquisitions where we believe the implementation of our focused management programs will create long-term value."

     ATLANTIC's development strategy is focused on moderate-income communities targeting households earning 65% to 90% of a submarket's median income. As of March 31, 1997, 47.3% of ATLANTIC's operating portfolio and 71.8% of the budgeted 1997 development starts were classified as moderate income. Ms. Moore said that ATLANTIC's moderate-income communities continue to outperform higher-end multifamily product. Moderate-income communities achieved collection growth of 3.72% and maintained stable occupancy levels in the first quarter of 1997 over the same period of 1996, outperforming upper-middle-and middle-income properties which realized collection growth of only 1.43% and a 1.10% drop in occupancy.

     "This continued strong performance from our moderate-income communities is consistent with our research that indicates that moderate-income renters represent one of the broadest yet most underserved segments of the renter population. By targeting value-conscious renters and providing them with state-of-the-art multifamily homes at a lower price point, we expect to reduce resident turnover and increase NOI for our moderate-income portfolio. We believe moderate-income communities will continue to outperform upper-income communities, even during temporary periods of softness, resulting in predictable, sustainable long-term cash flow growth," Ms. Moore said.

     Since the end of the first quarter, ATLANTIC has successfully completed a 4-million-share common equity offering raising gross proceeds of $86.0 million, further strengthening the balance sheet. As a result, management believes ATLANTIC is well positioned to receive an investment-grade rating later this year. ATLANTIC's long-term debt to total undepreciated book capitalization declined to 15.6% after this offering. ATLANTIC also reported that its Board of Directors has declared a regular dividend of $0.39 per share, payable on May 27, 1997, to shareholders of record on May 12, 1997.

     ATLANTIC is focused on becoming the preeminent real estate operating company for the development, acquisition, operation and long-term ownership of multifamily properties in the growth markets of the southeastern United States. ATLANTIC's primary objective is generating long-term, sustainable growth in per share cash flow. As of March 31, 1997, ATLANTIC's portfolio of garden-style multifamily communities included 19,241 operating units, 5,395 units under construction and an estimated 3,504 units in planning.

FOR MORE INFORMATION, CONTACT:          K. Scott Canon
                                        (800) 201-0632
                                              or
                                        Gerard de Gunzburg
                                        (212) 838-9292

A copy of ATLANTIC's First-Quarter Supplemental Information is available by request at (800) 201-0632.

SECURITY CAPITAL ATLANTIC
      Incorporated
All figures in this press release are unaudited
First Quarter 1997

Financial Highlights
(in thousands, except per share amounts, share price and ratios)

                                                       Three Months
                                                      Ended March 31,
                                        ---------------------------------------
                                            1997          1996         % Change
                                        ---------------------------------------
Operating Performance (1)
Rental income                              $39,715       $30,809        28.91%
Net operating income                       $24,380       $18,073        34.90%
Funds from operations                      $16,490       $10,750        53.40%
Funds from operations per share (2)          $0.44         $0.39        12.82%
Cash distribution paid per share (2)(3)      $0.39         $0.42        -7.14%

                                        March 31,      December 31,
                                           1997           1996         % Change
                                        ---------------------------------------
Financial Position
Assets
Real estate investments
  before depreciation                   $1,208,229    $1,157,235         4.41%
Total assets                            $1,204,231    $1,135,065         6.09%

Book Capitalization
Total long term debt                      $155,418      $155,790        -0.24%
Total debt                                $450,668      $383,790        17.43%
Total long term undepreciated
  book capitalization                     $917,435      $895,598         2.44%
Total undepreciated book
  capitalization                        $1,212,685    $1,123,598         7.93%
Total long term debt/total long term
  undepreciated book capitalization         16.94%        17.40%        -2.64%
Total debt/total undepreciated
  book capitalization                       37.16%        34.16%         8.78%

Market Capitalization
Total shares outstanding                    37,892        37,892         0.00%
Share price                                 $22.25        $24.50        -9.18%
Equity market capitalization              $843,097      $928,354        -9.18%

(1) Operating Performance: Except for distributions, 1996 information reflects pro forma data assuming the spin-off of ATLANTIC's Homestead Village(R) extended-stay lodging assets ("Homestead Assets") to a newly formed company, Homestead Village Incorporated ("Homestead") as of January 1, 1996. Distributions and all 1997 information reflect actual amounts.

(2) All share and per share amounts reflect the one-for-two reverse stock split that occurred on September 10, 1996.

(3) In light of the Homestead Village spin-off and ATLANTIC's initial public offering in October 1996, the ATLANTIC Board of Directors adjusted the distribution level for 1997.


                        Supplemental Information Page 1

Statements of Funds From Operations (1)
(in thousands except per share amounts)


                                                            Three Months Ended
                                                                 March 31,
------------------------------------------------------------------------------
                                                              1997       1996
------------------------------------------------------------------------------
Revenues:
Rental income                                               $39,715    $30,809
Homestead convertible mortgages interest income                 165         --
Other interest income                                            57         66
------------------------------------------------------------------------------
                                                            $39,937    $30,875
------------------------------------------------------------------------------

Expenses:
Rental expenses                                             $ 9,974    $ 8,495
Real estate taxes                                             3,849      3,104
Property management fees:
   Paid to affiliate                                          1,280        920
   Paid to third parties                                        232        217
Interest                                                      4,761      5,192
REIT management fee                                           3,029      1,990
General and administrative                                      265        182
Other                                                            57         25
------------------------------------------------------------------------------
                                                            $23,447    $20,125
------------------------------------------------------------------------------

Funds from operations                                       $16,490    $10,750
------------------------------------------------------------------------------

Weighted average shares outstanding (2)                      37,892     27,777
------------------------------------------------------------------------------

Funds from operations per share (2)                           $0.44      $0.39
------------------------------------------------------------------------------


              Incremental Value Per ATLANTIC Share Resulting From
               the Ownership of Homestead Convertible Mortgages

During 1997 and early 1998, ATLANTIC will complete the funding of $98.0 million of convertible mortgages on Homestead development properties. These mortgages are convertible into Homestead common shares at a price of $11.50 per share. ATLANTIC's ownership of the Homestead mortgages results in the following incremental value per ATLANTIC share.

Homestead common share price (at 3/31/97)                   $16.875
Conversion price                                            $11.500
-------------------------------------------------------------------
Incremental value per Homestead common share                $ 5.375

Homestead common shares upon conversion (at full funding)     8,522
-------------------------------------------------------------------
Total incremental value from conversion                     $45,806

ATLANTIC shares outstanding (at 3/31/97)                     37,892
-------------------------------------------------------------------
Incremental value per ATLANTIC share                          $1.21
                                                            =======


NOTES
-----

(1) The 1996 Statement of Funds From Operations was prepared on a pro forma basis assuming the spin-off of Homestead Assets as of January 1, 1996. The Homestead Village spin-off occurred on October 17, 1996; therefore, the 1997 Statement of Funds From Operations reflects actual amounts.

(2) All share and per share amounts reflect the one-for-two reverse stock split that occurred on September 10, 1996.



                        Supplemental Information Page 2


Statement of Earnings (1)
(in thousands except per share amounts)

                                                         Three Months Ended
                                                              March 31,
------------------------------------------------------------------------------
                                                         1997           1996
------------------------------------------------------------------------------
Revenues:
  Rental income                                        $39,715        $30,809
  Homestead convertible mortgages interest
   income                                                  185            --
  Other interest income                                     57             72
  ----------------------------------------------------------------------------
                                                       $39,957        $30,881
  ----------------------------------------------------------------------------
Expenses:
  Rental expenses                                      $ 9,974        $ 8,495
  Real estate taxes                                      3,849          3,104
  Property management fees:
    Paid to affiliate                                    1,280            920
    Paid to third parties                                  232            217
  Depreciation                                           6,132          4,804
  Interest                                               4,761          4,342
  REIT management fee                                    3,029          2,123
  General and administrative                               265            187
  Provision for possible loss on investments               200            --
  Other                                                     57             39
  ----------------------------------------------------------------------------
                                                       $29,779        $24,231
  ----------------------------------------------------------------------------

Net earnings                                           $10,178        $ 6,650
------------------------------------------------------------------------------

Weighted average shares outstanding (2)                 37,892         27,777
------------------------------------------------------------------------------

Per share amounts:
Earnings per share (2)                                   $0.27          $0.24
------------------------------------------------------------------------------

Cash distributions paid per share (2)(3)                 $0.39          $0.42
------------------------------------------------------------------------------


                  Reconciliation of Funds from Operations (1)

Net earnings                                           $10,178        $ 6,650
Depreciation                                             6,132          4,804
Amortization related to Homestead
 convertible mortgages                                     (20)           --
Provision for possible loss on investments                 200            --
------------------------------------------------------------------------------

Funds from operations                                  $16,490        $11,454
------------------------------------------------------------------------------

Weighted average shares outstanding (2)                 37,892         27,777
------------------------------------------------------------------------------

Funds from operations per share (2)                      $0.44          $0.41
------------------------------------------------------------------------------

NOTES
-----

(1) The Statements of Earnings represent ATLANTIC's historical earnings and are reconciled to ATLANTIC's historical Funds From Operations. The 1996 statement does not give effect to pro forma calculations relating to the spin-off of the Homestead Assets.

(2) All share and per share amounts reflect the one-for-two reverse stock split that occurred on September 10, 1996.

(3) In light of the Homestead Village spin-off and ATLANTIC's initial public offering in October 1996, the ATLANTIC Board of Directors adjusted the distribution level for 1997.


                        Supplemental Information Page 3

BALANCE SHEETS
(in thousands except per share amounts)

                                                March 31,     December 31,
-------------------------------------------------------------------------
Assets                                            1997           1996
-------------------------------------------------------------------------
Real estate                                    $1,208,229      $1,157,235
Less: accumulated depreciation                     47,297          41,166
                                               --------------------------
                                                1,160,932       1,116,069
Investment in Homestead convertible
  mortgages                                        25,891             --
-------------------------------------------------------------------------
Net investments                                 1,186,823       1,116,069

Cash and cash equivalents - unrestricted            3,953           4,339
Cash and cash equivalents - restricted
  tax-deferred exchange proceeds                      --            1,672
Other assets                                       13,455          12,985
-------------------------------------------------------------------------
   Total assets                                $1,204,231      $1,135,065
-------------------------------------------------------------------------

-------------------------------------------------------------------------
Liabilities and shareholders' equity
-------------------------------------------------------------------------

Liabilities:
Line of credit                                   $295,250        $228,000
Mortgages payable                                 155,418         155,790
Distributions payable                                 --           14,778
Accounts payable                                   18,189          20,076
Accrued expenses and other liabilities             20,654          17,779
-------------------------------------------------------------------------
   Total liabilities                             $489,511        $436,423
-------------------------------------------------------------------------

Shareholders' equity:
Shares, $0.01 par value                              $379            $379
Additional paid-in capital                        747,640         747,640
Unrealized gain on Homestead convertible
  mortgages                                         5,900             --
Distributions in excess of net earnings           (39,199)        (49,377)
-------------------------------------------------------------------------
   Total shareholders' equity                    $714,720        $698,642
-------------------------------------------------------------------------
   Total liabilities and shareholders'
     equity                                    $1,204,231      $1,135,065
-------------------------------------------------------------------------

Share data:
   Weighted average shares outstanding             37,892          32,028
                                               ==========      ==========
   Total shares outstanding                        37,892          37,892
                                               ==========      ==========

                        Supplemental Information Page 4